Exhibit 99.1

For Immediate Release
---------------------

        Results of 340 Patient Phase III Study Using BSD Medical's Cancer
             Therapy Systems to Be Announced at ASCO Annual Meeting

    SALT LAKE CITY, May 1 /PRNewswire-FirstCall/ -- BSD Medical Corp. (Amex:
BSM) today announced that the results of a Phase III multi-center, randomized international clinical study involving 340 high-risk soft tissue sarcoma patients will be presented at the American Society of Clinical Oncology (ASCO) 2007 Annual Meeting to be held in Chicago June 1-5. Patients in this trial were treated with BSD-2000 hyperthermia therapy systems developed and produced by BSD Medical Corp. The ASCO Annual Meeting is considered the premier educational and scientific event in the oncology community, hosting attendees from all over the world.

    The purpose of this study was to compare the results for patients who received a combination of chemotherapy and hyperthermia therapy to those who received chemotherapy alone. The BSD-2000 was used in this clinical trial because of its ability to deliver precision-focused deep hyperthermia therapy. Soft tissue sarcomas are cancerous tumors located in muscle, fat or lymphatic tissue usually situated in the lower pelvis and/or the upper part of the extremities. This form of cancer affects both adults and children, and represents a formidable therapeutic challenge. Normally 50% of patients with high-grade sarcoma tumors die from the cancer. This high-risk soft tissue sarcoma trial has consequently been followed with interest by the medical community.

    The study has been conducted under the direction of the European Society of Hyperthermic Oncology (ESHO RHT-95) and the European Organization for Research and Treatment of Cancer (EORTC 62961). Rolf Issels, MD PhD of the Munich University Medical School in Germany, is the principal investigator. Duke University Medical Center has been a participant as one of the research centers in this international clinical trial, which is listed on the National Cancer Institute's website at http://www.cancer.gov/clinicaltrials/EORTC-62961 under the NCI number NCT00003052.

    BSD Medical will be sponsoring a press conference following the announcement of the results of this clinical study.

    BSD Medical is the leading developer of precision-guided RF and microwave systems used to treat cancer with heat both to kill cancer cells directly and boost the effectiveness of companion treatments with radiation. This Phase III study involving high-risk soft tissue sarcomas is of keen interest to BSD Medical Corp. because it has been conducted using BSD systems in combination with chemotherapy, as compared to chemotherapy without hyperthermia treatments. BSD considers companion treatments with chemotherapy a very important potential use for its systems in addition to combination treatments with radiation. For further information visit BSD Medical's website at www.BSDMedical.com.

    Statements contained in this press release that are not historical facts are forward-looking statements, as that item is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements and projections or expectations of future events are subject to risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission.

SOURCE  BSD Medical Corp.
    -0-                             05/01/2007
    /CONTACT: Hyrum A. Mead of BSD Medical Corp., +1-801-972-5555, or fax, +1-801-972-5930, investor@bsdmc.com/
    /Web site:  http://www.cancer.gov/clinicaltrials/EORTC-62961 /
    /Web site:  http://www.BSDMedical.com /
    (BSM)